April 28, 2006

Board of Directors

Northeast Community Bancorp, Inc.

325 Hamilton Avenue

White Plains, New York 10601

Dear Board Members:

You have asked for our opinion regarding certain federal income tax consequences of the proposed transactions (collectively, the “Reorganization”), more fully described below, pursuant to which Northeast Community Bank (the “Bank”), a federally-chartered mutual savings bank, will reorganize into the federally-chartered mutual holding company structure. We are rendering this opinion pursuant to Section 21 of the Plan of Reorganization and Stock Issuance (the “Plan of Reorganization”). As used in this letter, “Mutual Bank” refers to the Bank before the Reorganization and “Stock Bank” refers to the Bank after the Reorganization. All other capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan of Reorganization.

The Reorganization will be effected, pursuant to the Plan of Reorganization, as follows:

(i)	Mutual Bank will organize an interim federal stock savings bank as a wholly owned subsidiary (“Interim One”);

(ii)	Interim One will organize a federal stock corporation as a wholly owned subsidiary (“Northeast Community Bancorp, Inc.”);

(iii)	Interim One will organize an interim federal savings bank as a wholly owned subsidiary (“Interim Two”);

(iv)	The Mutual Bank will convert its charter to a federal stock savings bank charter to become the Stock Bank (the “Conversion”) and Interim One will convert its charter into a federal mutual holding company charter to become the “Mutual Holding Company”;

(v)	Sequentially with step (iv), Interim Two will merge with and into the Stock Bank with the Stock Bank as the resulting institution;

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April 28, 2006

(vi)	100% of the issued common stock of the Stock Bank will be transferred to the Mutual Holding Company in exchange for the membership interests in the Mutual Bank that are conveyed to the Mutual Holding Company (the “Exchange”);

(vii)	the Mutual Holding Company will transfer 100% of the issued common stock of the Stock Bank to Northeast Community Bancorp, Inc. in a capital distribution; and

(viii)	Northeast Community Bancorp, Inc. will issue a majority of its common stock to the Mutual Holding Company.

Simultaneously with the Reorganization, Northeast Community Bancorp, Inc. will offer to sell additional shares of its common stock pursuant to the Plan of Reorganization, with priority subscription rights granted in descending order as follows:

(i)	to depositors of the Bank with deposits having an aggregate account balance of at least fifty dollars as of the close of business on January 31, 2005 (“Eligible Account Holders”);

(ii)	to the Bank’s employee stock ownership plan;

(iii)	to depositors of the Bank with deposits having an aggregate account balance of at least fifty dollars as of the close of business on the last day of the calendar quarter preceding the Office of Thrift Supervision’s approval of the Reorganization (“Supplemental Eligible Account Holders”);

(iv)	to certain other depositors and borrowers of the Bank who do not already have subscription rights pursuant to (i) through (iii), above (“Other Members”); and

(v)	the general public.

In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Reorganization, the Prospectus and of such corporate records of the parties to the Reorganization as we have deemed appropriate. We have also relied, without independent verification, upon the factual representations of the Bank included in a Certificate of Representations. We have assumed that such representations are true and that the parties to the Reorganization will act in accordance with the Plan of Reorganization. We express no opinion concerning the effects, if any, of variations from the foregoing.

In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations thereunder, current administrative rulings, notices, procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the

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opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current tax law:

(a)	With regard to the Conversion:

(1)	the Conversion will constitute a reorganization under Section 368(a)(1)(F) of the Code, and the Bank (in either its mutual form (the “Mutual Bank”) or its stock form (the “Stock Bank”) will recognize no gain or loss as a result of the Conversion;

(2)	the basis of each asset of the Mutual Bank held by the Stock Bank immediately after the Conversion will be the same as the Mutual Bank’s basis for such asset immediately prior to the Conversion;

(3)	the holding period of each asset of the Mutual Bank received by the Stock Bank immediately after the Conversion will include the period during which such asset was held by the Mutual Bank prior to the Conversion;

(4)	for purposes of Code Section 381(b), the Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Bank will not end on the effective date of the Conversion and the tax attributes of the Mutual Bank (subject to application of Code Sections 381, 382 and 384), including the Mutual Bank’s bad debt reserves and earnings and profits, will be taken into account by the Stock Bank as if the Conversion had not occurred;

(5)	the Mutual Bank’s members will recognize no gain or loss upon their constructive receipt of shares of the Stock Bank common stock, pursuant to the Conversion, solely in exchange for their mutual ownership interest (i.e., liquidation and voting rights) in the Mutual Bank; and

(6)	no gain or loss will be recognized by members of the Mutual Bank upon issuance to them of deposits in the Stock Bank in the same dollar amount and upon the same terms as their deposits in the Mutual Bank;

(b)	With regard to the Exchange:

(1)	the Exchange will qualify as an exchange of property for stock under Section 351 of the Code;

(2)	the initial stockholders of the Stock Bank (the former Mutual Bank members) will recognize no gain or loss upon the constructive transfer to

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the Mutual Holding Company of the shares of the Stock Bank they constructively received in the Conversion solely in exchange for mutual ownership interests (i.e., liquidation and voting rights in the Mutual Holding Company); and

(3)	the Mutual Holding Company will recognize no gain or loss upon its receipt of the common stock of the Stock Bank in exchange for mutual ownership interests in the Mutual Bank;

(c)	With regard to the Mutual Holding Company’s transfer of 100% of the common stock of the Stock Bank to Northeast Community Bancorp, Inc.:

(1)	Northeast Community Bancorp, Inc. will recognize no gain or loss upon its receipt of 100% of the common stock of the Stock Bank from the Mutual Holding Company; and

(2)	the Mutual Holding Company will recognize no gain or loss upon its transfer of 100% of the common stock of the Stock Bank to Northeast Community Bancorp, Inc.; and

(d)	With regard to those who hold subscription rights:

(1)	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Northeast Community Bancorp, Inc. to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members (the “Subscription Rights”) is zero and, accordingly, that no income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the issuance to them of the Subscription Rights (Section 356(a) of the Code) or upon the exercise of the Subscription Rights (Rev. Rul. 56-572, 1956-2 C.B. 182);

(2)	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the Reorganization pursuant to the exercise of the Subscription Rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the Reorganization (Section 1012 of the Code); and

(3)	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of purchase (Section 1223(6) of the Code).

The opinions set forth in (d)(1) and (d)(2) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a

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question of fact, depending upon all relevant facts and circumstances. The Internal Revenue Service will not issue rulings on whether subscription rights have a market value. We are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. The subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase Northeast Community Bancorp, Inc. common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. We believe that it is more likely than not (i.e., that there is more than a 50% likelihood) that the subscription rights have no market value for federal income tax purposes.

This opinion is given solely for the benefit of the parties to the Plan of Reorganization, the shareholders of the Stock Bank and Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who purchase pursuant to the Plan of Reorganization, and may not be relied upon by any other party or entity or referred to in any document without our prior express written consent. We consent to the filing of this opinion as an exhibit to the Forms MHC-1, MHC-2 and H-(e)1-S filed with the Office of Thrift Supervision and as an exhibit to the registration statement on Form S-1 filed with the Securities and Exchange Commission in connection with the Reorganization, and to the reference thereto in the prospectus included in the registration statement on Form S-1 under the headings “The Reorganization and Stock Offering- Material Income Tax Consequences” and “Legal and Tax Opinions.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Muldoon Murphy & Aguggia LLP

MULDOON MURPHY & AGUGGIA LLP